EX-99.14.c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 21, 2020, relating to the financial statements and financial highlights, which appears in Macquarie Core Plus Bond Portfolio and Macquarie High Yield Bond Portfolio’s Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 17, 2021